Press Release	Source: Fox Petroleum Inc.

Fox Petroleum Books Drilling Rig for Offshore UK North Sea Bourbon Prospect
Monday April 28, 9:00 am ET

LONDON--(BUSINESS WIRE)--Fox Petroleum Inc. (OTCBB:FXPT - News) (hereafter “Fox”) is pleased to announce that it has signed a Letter of Commitment (LOC) with Senergy, an international integrated oil services company, to utilize the Byford Dolphin semi-submersible drilling rig to drill a well on the company’s Bourbon prospect. Fox has secured the drilling rig for a 22-day slot in the fourth quarter of 2008. Fox Petroleum has a 46% interest in the UK North Sea Block 211/17, which contains the Bourbon Prospect.

Richard Moore, Fox’s Chief Executive Officer, said, “We believe the 211/17-3 well drilled in the 1980s to be an unrealized discovery well. Fox plans to move up-dip from the #3 well, which we believe encountered an oil-water transition zone. This well, if successful, should prove up the recoverable resources estimate recently prepared by Aimwell Energy Ltd. in excess of 160 million barrels of oil recoverable - mean case.”

Further Information

Shareholders and prospective investors are encouraged to visit Fox Petroleum's website: www.foxpetro.com and download Fox Petroleum's Investor Summary. Please feel free to call investor relations toll-free at 1-888-369-4744 to receive a full corporate investor's package.

About Fox Petroleum

Fox Petroleum Inc. is an Independent Oil and Gas Exploration and Production Company headquartered in London, England, the financial capital of Europe, with a further operations office in Anchorage, Alaska. Fox is focused on exploration and production in the USA (Alaska's North Slope and Cook Inlet, Texas and Kansas), and also on the UK's North Sea. The Company's shares are publicly traded on the NASD OTC BB under the ticker symbol FXPT.

On behalf of the Board of Directors

FOX PETROLEUM INC.

Alex Craven, Vice President, Finance

Legal Notice Regarding Forward-Looking Statements

Legal Notice Regarding Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements in this press release include that we secured the drilling rig for a 22-day slot in the fourth quarter of 2008; that the well drilled in the 1980s is an unrealized discovery well; that we will move up-dip from the #3 well; and that should prove up the recoverable resources estimate recently prepared by Aimwell Energy Ltd. in excess of 160 million barrels of oil recoverable..

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in filings on Edgar of other junior oil and gas exploration companies with the US Securities and Exchange Commission.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission ("SEC") permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this news release, such as "mid case recoverable reserve potential" and "reserves of natural gas" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-KSB and quarterly reports on Form 10-QSB available from us or the SEC."

Contact:

Fox Petroleum Inc.
Investor Relations
Alex Craven, Vice President, Finance
+1-888-FOX-4744 (1-888-369-4744)
ir@foxpetro.com
www.foxpetro.com

Source: Fox Petroleum Inc.